Exhibit 10.17

WAIVER TO THE LETTER AGREEMENT

This Waiver to the Letter Agreement, dated as of June 21, 2022 (this “Waiver”) waives certain terms and conditions of the Letter Agreement made and entered into as of May 18, 2021 (the “Letter Agreement”), by and between Angel Pond Holdings Corporation, a Cayman Islands exempted company (the “Company”), Angel Pond Partners LLC, a Cayman Islands limited liability company (the “Sponsor”), and each of the other individuals party thereto.

WHEREAS, on January 31, 2022, the Company, Mangomill plc, an Irish public limited company (“Irish Holdco”), Meridian MergerSub Inc., a Cayman Islands exempted company and wholly owned subsidiary of Irish Holdco (“Merger Sub”) and MariaDB Corporation Ab, a Finnish private limited liability company (“MariaDB”), entered into a Business Combination Agreement (the “Merger Agreement”), which provides for, among other things, (i) the merger of Merger Sub with and into APHC, with APHC continuing as the surviving corporation and shareholders of APHC ordinary shares receiving shares of capital in Irish Holdco as consideration, and (ii) the merger of MariaDB with and into Irish Holdco, with Irish Holdco continuing as the surviving corporation and shareholders of MariaDB receiving shares of capital in Irish Holdco as consideration.

WHEREAS, the parties hereto desire to waive certain terms and conditions of the Letter Agreement as set forth below.

NOW, THEREFORE the parties hereto agree as follows:

1. Limited Waiver of Lock-Up. Effective as of the date of this Waiver and notwithstanding any terms or conditions in the Letter Agreement to the contrary, the Sponsor shall be permitted to transfer any Founder Shares (or Ordinary Shares issuable upon conversion thereof) prior to the consummation of the transactions contemplated by the Merger Agreement (“Closing”) to any person or entity pursuant to any forward purchase agreements or other transfer agreements that have been entered into prior to the date hereof or to any individual that was an officer of APHC prior to the Closing, including those persons or entities listed in Schedule A to this Waiver; provided that, upon such transfer, the transferee sign a joinder to the Letter Agreement with respect to paragraphs 1, 6 and 7 of the Letter Agreement.

2. Limited Waiver of Press Release Obligation. Effective as of the date of this Waiver and notwithstanding any terms or conditions in the Letter Agreement to the contrary, no press release is required to be published in connection with this Waiver.

3. Letter Agreement to Continue in Full Force and Effect. Except as specifically modified or waived herein, the Letter Agreement and the terms and conditions thereof shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be signed and delivered by their duly authorized representatives as of the date first set forth above.

Sincerely,

ANGEL POND PARTNERS LLC

By: Theodore Wang, as managing member

By:	/s/ Theodore Wang
Name:	Theodore Wang
Title:	Managing Member

Acknowledged and Agreed:

ANGEL POND HOLDINGS CORPORATION

By:	/s/ Theodore Wang
Name: Theodore Wang
Title: Chief Executive Officer

[Signature Page to Waiver of the Letter Agreement]

SCHEDULE A